UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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ARCONIC INC.
(Name of Registrant as Specified in Its Charter)

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

PAUL E. SINGER

ELLIOTT CAPITAL ADVISORS, L.P.

ELLIOTT SPECIAL GP, LLC

BRAXTON ASSOCIATES, INC.

ELLIOTT ASSET MANAGEMENT LLC

ELLIOTT INTERNATIONAL CAPITAL ADVISORS INC.

HAMBLEDON, INC.

ELLIOTT MANAGEMENT CORPORATION

THE LIVERPOOL LIMITED PARTNERSHIP

LIVERPOOL ASSOCIATES LTD.

LARRY A. LAWSON

CHRISTOPHER L. AYERS

ELMER L. DOTY

CHARLES M. HALL

BERND F. KESSLER

PATRICE E. MERRIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Elliott Associates, L.P. and Elliott International, L.P., together with the other participants named herein (collectively, “Elliott”), have filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation.

Item 1: On February 23, 2017, Elliott issued the following press release, which includes the full text of a letter issued to the Company’s Board of Directors and was also posted by Elliott to www.NewArconic.com:

Media Contact:

Stephen Spruiell
Elliott Management Corporation
(212) 478-2017
sspruiell@elliottmgmt.com

Elliott: Arconic Shareholders Deserve a Proven Operator as CEO

New Letter to Board Lays Out Larry Lawson’s Track Record of Real Results, Strongly Recommends Consideration of Lawson as Next CEO

Letter and Other Materials Available at NewArconic.com

NEW YORK (February 23, 2017) – Elliott Management Corporation (“Elliott”), which manages funds that collectively beneficially own approximately 13% economic interest in Arconic Inc. (NYSE: ARNC) (“Arconic” or the “Company”), today sent a letter to the Arconic Board reiterating its recommendation that the Board consider hiring Larry Lawson as the next Chief Executive Officer of Arconic.

The letter and other materials can be viewed at NewArconic.com.

Full text of the letter follows:

February 23, 2017

Board of Directors

Arconic Inc.

390 Park Avenue

New York, NY 10022-4608

Dear Independent Directors of Arconic Inc.:

Three weeks ago, Elliott announced its nomination of five new independent directors to serve on Arconic’s Board of Directors. We also suggested the Board consider hiring Larry Lawson as the Company’s next Chief Executive Officer.

Since that announcement, Arconic’s equity value has increased by more than 39%.1 Investors clearly want a change in leadership and have told us they hope to see someone of Larry’s caliber at the helm – sooner rather than later. The purpose of this letter is to carry forward that message to the Board: Arconic needs a new CEO. To that end, the Board should form a search committee and conduct a full search without delay. Larry Lawson should be a lead candidate.

Why are investors excited about Larry Lawson?

Larry has a proven track record of delivering outstanding results in the aerospace industry. Most recently, Larry served as Spirit Aerosystems’ Chief Executive Officer. When Larry took over Spirit in 2013, the Company was beset by operating problems. Spirit was losing money on the 787 program, was saddled with unprofitable contracts on Gulfstream business jets, had failed to properly manage its supply chain, and possessed a facility footprint poorly matched to its future needs. For investors, Spirit had produced nothing but frustration and losses. From the date of its IPO on November 20th, 2006, to the day Larry took over on April 6th, 2013, Spirit had produced a cumulative total return of -28% vs. a gain of 13% for its former parent Boeing, and a 27% gain for the S&P 500.2

To right the ship, Larry undertook a comprehensive strategic review. He reorganized Spirit around key programs, installed a firm-wide focus on free cash flow, recruited key additions to the executive team, and made the tough decision to divest unprofitable businesses. Above all else, Larry began to change the culture. From the executive suite to the shop floor, Larry insisted that Spirit achieve world-class performance. He demanded “rigor and discipline” and he delved into the details. Larry summed it up on Spirit’s Q4 2013 earnings call: “And so today, we have a very by-program, by-product, week-to-week, did you earn your hours, did you hit your productivity?”3

Larry’s efforts bore fruit almost immediately. In less than a year, Spirit’s adjusted free cash flow improved from negative $84 million to positive $57 million.4 The firm hit its build rate targets and the quality of the product delivered to customers improved.

Over the next few years, Larry continued to drive the organization forward relentlessly. In May of 2014, about a year into the job, Larry was complimented by an analyst on Spirit’s rapidly improved performance and asked if he was pleased. His response: “[T]o be honest with you, for me to say I’m pleased, that’s a hard thing … as opposed to saying I’m pleased, let me just say that, well, this is a transformation and we’re moving along smartly in that transformation. We’re not where we need to be. We’ve got a lot of room to improve.”5

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1 Return calculated as the percentage change in price from the post-market close low on 1/31/17 to the market closing price on 2/22/17

2 Bloomberg market data

3 Spirit Aerosystems FQ4 2013 Earnings Call, February 6th 2014

4 Spirit Aerosystems, 8-K, February 6, 2014

5 Spirit Aerostystems FQ1 2014 Earnings Call, May 2nd 2014

So Spirit improved further:

•	Adjusted free cash flow improved from negative $84 million in the year prior to his arrival to $420 million in 2016, and $738 million in his final full year, 2015[6]

•	In Larry’s first year, EBIT was negative $364 million. In 2016, EBIT was positive $725 million[7]

•	The year Larry took over, 2013; Spirit produced the worst earnings in its history. The next year, Larry’s first full year, Spirit generated its highest earnings ever and then repeated the feat in 2015

•	The Company repurchased nearly 10 million shares of Common Stock in 2014 and 2015

•	Over the course of his tenure, Returns on Invested Capital improved dramatically from -5% to 22%[8]

•	Under Larry, Spirit shares increased from under $19 to more than $47 – producing a total shareholder return (TSR) of 153%[9]

(Follow this link for a graphic illustration of Spirit’s TSR with Mr. Lawson as CEO: http://newarconic.com/content/uploads/2017/01/Spirit-TSR-under-CEO-Lawson-1024x695.jpg)

Don’t Take Our Word for It

Here’s how analysts have described Larry’s performance at Spirit:

“The company greatly improved its operations under the leadership of CEO Larry Lawson, and customer perception of SPR recovered where it is now more of a valued partner in the aero supply chain”. – Wolfe Research, 6/22/1610

“Simply put, shareholders love Larry Lawson. Why? Probably because he delivers results and that’s almost all that shareholders care about.” – Barclays, 6/9/16

“Having significantly improved SPR's internal structure, management, processes and financial performance, we think Mr. Lawson sees his mission as largely accomplished and the timing appropriate to pass the baton.” – Credit Suisse, 6/8/2016

“Over the past three years SPR, under the leadership of CEO Larry Lawson, has dramatically turned around the business.” – Wolfe Research, 4/29/16

“In what has become a regular pattern for the company under CEO Larry Lawson, SPR posted another good quarter led by better-than-expected margins.” – Barclays, 10/27/15

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6 Spirit Aerosystems, 8-K, February 6 2014; Spirit Aerosystems, 8-K, February 1, 2017

7 Ibid.

8 Bloomberg Market Data

9 Dividend-Adjusted Share Price; Bloomberg Market Data

10 Emphasis added here and throughout by Elliott.

“SPR has returned nearly 200% since naming Larry Lawson CEO in March 2013 vs. nearly 40% for the S&P 500…” – JP Morgan, 7/14/15

“Considering the changes Larry Lawson and his management team have implemented at SPR, we expect continued strength in execution to be attainable.” – BAML, 4/30/15

“SPR stock is up over 160% since Larry Lawson was named president and CEO of the company on March 19, 2013 effective April 6, 2013. Sentiment for SPR has improved as the company focused on controlling costs, generating positive free cash flow, and divesting the problematic G650 and G280 wing programs in Tulsa. In our view, market expectation for performance is now significantly higher for SPR than with the previous management team.” – BAML, 4/30/2015

“[H]e is a tough change agent with unrelenting demands on performance improvements. As such, we’re beginning to conclude that he might be just what SPR always needed.” – Barclays, 12/18/13

“SPR shares are up strongly since new CEO Larry Lawson’s arrival, a pattern we’ve seen elsewhere in the industry whenever investors seem to believe that a management change is the best possible catalyst for a turnaround in performance.” – Barclays, 8/13/2013

“Mr. Lawson is well regarded for his experience with high rate aerostructures manufacturing. He has fostered good relations with large sophisticated customers, understands the needs of a unionized workforce, and has run highly profitable programs.” – Jefferies, 3/19/13

Why is a leader like Larry the right fit for Arconic?

Our assessment of Arconic is straightforward: Arconic has world-class assets and a world-class workforce, but it is run by a subpar management team which has failed to make the most of its capabilities. In contrast to Arconic’s management team, Larry understands the task at hand. Discussing Spirit, Larry said: “[I]t’s not easy to find 15,000 skilled people. And certainly, it isn’t easy to find 15 million square feet that’s capitalized with property – PPE and capital. So our job is to get the most out of that.”11 For three years, Larry did just that. He got more out of Spirit than anyone ever had.

Arconic is bedeviled by operational issues similar to (although perhaps worse) than those faced by Spirit when Larry took over. By management’s own estimates, the process of rationalizing the Firth Rixson operation is three to four years (!) behind schedule.12 Arconic is having trouble delivering key parts to customers. Asset turns and labor productivity lag industry peers. Targets have been regularly missed and missed again. Free cash flow has been almost non-existent historically and is projected to be anemic in the future. Culturally, Arconic is a bureaucratic organization, run by management consultants, prioritizing image over substance, marketing over engineering. Its management team has lost the confidence of its shareholders and, worse, has surrendered its credibility with employees. Critical talent is leaving for competitors. Valued executives are retiring, exhausted not by the rigor of the job but by the frustration of dealing with a senior leadership with no aerospace experience that would rather appear at conferences or on TV than on the factory floor.

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11 Spirit Presentation, JP Morgan Conference, March 4th 2015

12 Arconic Q4 2016 Earnings Call Presentation, pg. 21, January 31st, 2017

Larry is an operator’s operator. He is an engineer, not a salesman. Before Larry took over Spirit, he ran Aeronautics at Lockheed Martin. He was the General Manager of the F-35 program and before that the F-22. Larry was Lockheed’s Mr. Fix-It. When a program was at-risk of going adrift, Larry was brought in to steer the ship. To the most demanding customers (the armed forces of various nations) and with aircraft designed for the most critical roles (national defense), Larry produced. We do not expect Larry to make fancy films (see Arconic’s remake of the Jetsons), but we have confidence that Larry will deliver fan blades and more.

What is Arconic’s Board doing?

This isn’t a close call.

Imagine Arconic did not have a CEO today. To pick a new leader, the Board would consider certain key facts. More than 40% of revenue is from aerospace and aerospace is an even higher percentage of EBITDA. The rest of the sales are from automotive and other industrial applications. Operational issues abound. A recent acquisition is three to four years behind schedule. Key aerospace platforms have been spec’d out, and what matters most looking forward is disciplined execution.

To fill the CEO role, the Board is presented with two choices.

The first choice is a former marketing executive. He is charismatic and intellectually impressive. But he has no aerospace experience. He has never run a plant or worked on a factory floor. Most recently, in his current role, he has failed to hit any of his three-year targets. At his current company, under his leadership, his shareholders have the seen the value of their holdings plummet by nearly 70%.13 His TSR vs. Proxy Peers is dead last. Of the current S&P 500 companies that have been public since his tenure started, his TSR is the worst of any continuously-tenured CEO.14 Capital expenditures have soared, acquisitions have been made at rich prices, and returns at his organization have plummeted.

The second choice is a proven operator and exceptional capital allocator. He has 37 years of aerospace experience. He has built the most advanced airplanes in the world – the 787 at Spirit, the F-35 and the F-22 at Lockheed. In his last stint running a public company, his shareholders saw the value of their equity increase by 153%. His TSR vs. Proxy Peers is top quartile. During his tenure, record earnings were produced consistently and free cash flow improved from negative $84 million to $420 million.

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13 TSR during Dr. Kleinfeld’s tenure as CEO of Alcoa Inc. was -69% through the 10/31/2016 split. Since the split and through January 31st, 2017, the date immediately preceding the announcement of Elliott’s board nominations, Arconic Inc. stock declined an incremental marginal amount excluding the gain associated with the company’s 19.9% stake in Alcoa Corp.

14 465 of the current S&P 500 companies have been public since May 1, 2008. Out of those 465 companies, Alcoa’s TSR ranks 456th. Each of the companies that had a worse or slightly better performance than Alcoa has changed CEOs during this period; no other CEO demonstrating comparably poor performance, as measured by TSR, has survived. Analysis excludes Freeport-McMoRan due to Office of the Chairman structure.

Presented with these two options, the choice is obvious. Isn’t this in fact the decision before this Board today? CEOs do not hold the job by right. The Board must continually evaluate who should be running the company. Each day, the CEO is effectively hired by the Board. Unfortunately, a majority of Arconic’s Board seems to have forgotten this. We recognize there are extensive ties between some members of the Board and Dr. Kleinfeld. Not counting the directors added in the past two years, this Board has served a collective 40-plus years together. To each of you, Dr. Kleinfeld is not merely an agent or employee, but also a friend. However your obligations require objectivity unclouded by personal relationships.

Before this Board is an extraordinary opportunity – the chance to bring in someone of Larry Lawson’s caliber and turn Arconic around. He turned around Spirit and, if entrusted with this organization, he can be expected to produce world-class results.

We have now written you four letters. Many other large shareholders have weighed in echoing our assessment. By the rapid ascent of Arconic’s share price, even those shareholders who have said nothing have sent a similar message. If it wasn’t clear enough, let us reiterate: Do the right thing. Change is needed.

Sincerely,

Dave Miller

Senior Portfolio Manager

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Elliott Associates, L.P. and Elliott International, L.P., together with the other participants named herein (collectively, “Elliott”), have filed a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2017 annual meeting of shareholders of Arconic Inc., a Pennsylvania corporation (the “Company”).

ELLIOTT STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, Okapi Partners LLC, AT ITS TOLL-FREE NUMBER (877) 869-0171 or via email at info@okapipartners.com.

The “Participants” in the proxy solicitation are Elliott Associates, L.P., a Delaware limited partnership (“Elliott Associates”), Elliott International, L.P., a Cayman Islands limited partnership (“Elliott International”), Paul E. Singer (“Singer”), Elliott Capital Advisors, L.P., a Delaware limited partnership (“Capital Advisors”), Elliott Special GP, LLC, a Delaware limited liability company (“Special GP”), Braxton Associates, Inc., a Delaware corporation (“Braxton”), Elliott Asset Management LLC, a Delaware limited liability company (“Asset Management”), Elliott International Capital Advisors Inc., a Delaware corporation (“EICA”), Hambledon, Inc., a Cayman Islands corporation (“Hambledon”), Elliott Management Corporation, a Delaware corporation (“EMC”), The Liverpool Limited Partnership, a Bermuda limited partnership (“Liverpool”), Liverpool Associates Ltd., a Bermuda company (“Liverpool Associates”), Larry A. Lawson, Christopher L. Ayers, Elmer L. Doty, Charles M. Hall, Bernd F. Kessler and Patrice E. Merrin.

As of the close of business on February 22, 2017, Elliott Associates, Elliott International and their affiliates beneficially owned 49,802,133 shares of common stock, $1.00 par value per share, of the Company (the “Common Stock”), representing approximately 13.0% of the outstanding shares of Common Stock. As of the close of business on February 22, 2017, Elliott Associates beneficially owned 15,936,682 shares of Common Stock (including 8,002,092 shares of Common Stock owned directly by Liverpool, a wholly-owned subsidiary of Elliott Associates), constituting approximately 3.6% of the shares of Common Stock outstanding, and Elliott International beneficially owned 33,865,451 shares of Common Stock, constituting approximately 7.7% of the shares of Common Stock outstanding. EICA, as the investment manager of Elliott International, may be deemed to beneficially own the 33,865,451 shares of Common Stock beneficially owned by Elliott International, constituting approximately 7.7% of the shares of Common Stock outstanding. As of the close of business on February 22, 2017, Mr. Ayers beneficially owned 100 shares of Common Stock. As of the close of business on February 22, 2017, none of Messrs. Lawson, Doty, Hall or Kessler or Ms. Merrin beneficially owned any shares of Common Stock.

In addition, (i) Singer, and Capital Advisors and Special GP, which are controlled by Singer, are the general partners of Elliott Associates and may all be deemed to beneficially own the shares of Common Stock held by Elliott Associates, (ii) Singer, Braxton and Asset Management are the general partners of Capital Advisors and may be deemed to beneficially own the shares of Common Stock held by Elliott Associates, (iii) Liverpool Partnership is a wholly-owned subsidiary of Elliott Associates, and Liverpool Associates is a wholly-owned subsidiary of Elliott Associates and is the sole general partner of Liverpool Partnership and may be deemed to beneficially own the shares of Common Stock held by Liverpool Partnership, and (iv) EICA, as investment manager of Elliott International, and Hambledon, which is also controlled by Singer, as the sole general partner of Elliott International, and Singer, may be deemed to beneficially own the shares of Common Stock held by Elliott International.  EMC provides management services to Elliott Associates, Elliott International and their affiliates.

Elliott Associates, through Liverpool, and Elliott International have entered into notional principal amount derivative agreements (the “Derivative Agreements”) in the form of cash settled swaps with respect to 2,324,005 and 4,938,512 shares of Common Stock, respectively (representing economic exposure comparable to less than 1% and approximately 1.1% of the shares of Common Stock of the Company, respectively).  Collectively, the Derivative Agreements held by such parties represent economic exposure comparable to an interest in approximately 1.7% of the shares of Common Stock.  The Derivative Agreements provide Elliott Associates and Elliott International with economic results that are comparable to the economic results of ownership but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares that are referenced in the Derivative Agreements (such shares, the “Subject Shares”).  Each of Elliott Associates, Elliott International and their affiliates disclaim beneficial ownership in the Subject Shares.

ABOUT ELLIOTT

Elliott Management Corporation manages two multi-strategy hedge funds which combined have approximately $31 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest hedge funds under continuous management. The Elliott funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Item 2: On February 23, 2017, the following materials were posted by Elliott to www.NewArconic.com: